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                                                                  EXHIBIT 99.2
                                FORBEARANCE AGREEMENT

    This FORBEARANCE AGREEMENT (the "Agreement") is made and entered into this 2nd day of May, 1997, by and between PCA PROPERTY & CASUALTY COMPANY, a Florida corporation ("PCA") and THE STATE OF FLORIDA, EX REL, THE DEPARTMENT OF INSURANCE (the "Department"), joined by PHYSICIAN CORPORATION OF AMERICA, a Delaware corporation ("PCOA") and PCA SOLUTIONS, INC., a Florida corporation ("Solutions").

                                       RECITALS

    A. PCA is a Florida corporation with its principal place of business at 260 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, and is a domestic insurer authorized to transact an insurance business in this state. PCA is a subsidiary of PCOA.

    B. PCOA is a Delaware corporation with its principal place of business at 6101 Blue Lagoon Drive, Miami, Florida 33126, and is a managed health care holding company that, among other things, provides administrative and management services through its workers' compensation third-party administration companies, i.e. Solutions, and workers' compensation and health related insurance through its insurance companies, i.e. PCA.

    C. Solutions is a Florida corporation with its principal place of business at 260 Wekiva Springs Road, Suite 200, Longwood, Florida 32779, and is a workers' compensation third-party administrator and managing general agent. Solutions is a subsidiary of PCOA.

    D. On February 25, 1997, the Department filed its Petition for Order to Show Cause (the "Petition") with the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida (the "Court").

    E. On February 25, 1997, the Court entered its Order to Show Cause, Temporary Injunction, and Notice of Automatic Stay which, among other things, ordered PCA to appear before the Court on May 2, 1997, to show good cause why the Department should not be appointed receiver of PCA for the purpose of rehabilitation in accordance with Chapter 631, Part 1, Florida Statutes.

    F. As evidenced by this Agreement, the parties herein have reached an agreement with respect to the Petition and certain matters related thereto, and will submit this Agreement to the Court on May 2nd for its approval.

    NOW, THEREFORE, for and in consideration of the premises, and the mutual promises, terms and conditions hereinafter set forth and the performance of each, the parties, for themselves and their respective successors and assigns, agree as follows:

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    1.   Recitals:

    The recitals to this Agreement are true and correct and are incorporated into this Agreement.

    2.   Forbearance:

    PCA hereby admits that it is insolvent and consents (i) to the entry of an order by the Court in the form attached hereto as Exhibit A (the "Consent Order") and (ii) to placing it in receivership for the purposes of rehabilitation or of liquidation in accordance with the terms of the Consent Order and this Agreement. The Department shall be entitled to secure from the Court an Order of Rehabilitation or of Liquidation (individually or collectively, the "Order"), at any time, on or after June 2, 1997, by submitting the Order to the Court ex parte. The decision with respect to which Order to secure shall be made by the Department, in its sole and absolute discretion.
PCA hereby waives hearings, and further waives any and all challenges available to it in any forum to contest the adjudication of insolvency, the appointment of the Department as receiver, as well as the entry of this Consent Order or of any Order entered by this Court with respect thereto, including any right to appeal this Consent order or any such Order.

    PCA and the Department hereby agree that enforcement of this Consent Order shall not take place prior to June 2, 1997. In the event that, on or before June 2, 1997, PCA submits to the Department an agreement, recapitalization or other transaction providing for the full guarantee of timely payment of all known or potential claims of PCA and which agreement, recapitalization or other transaction is acceptable to the Department, in its sole and absolute discretion (provided, however, that the Department shall act in good faith and not arbitrarily), the Department shall not proceed with rehabilitation, liquidation or any other form or receivership at that time. The Department shall review any agreement, recapitalization or other transaction within a reasonable time and shall identify to PCA any concerns or objections of the Department with respect to such proposals within a reasonable time.

    A copy of the Consent Order, attached hereto as Exhibit "A", is incorporated herein by reference and made a part of this Agreement.

    3.   Pending Discovery:

    All pending discovery requests and/or public records requests made by, or on behalf of, PCOA or PCA, with respect only to these proceedings, are hereby withdrawn and of no further force and effect.

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    4.   Data and computer access:

    The Department shall have complete, total and free access to all existing PCA accounting, claims and other data as well as the use of all computers and software relating to or required for the generation and production of such data. PCOA and/or Solutions will grant a license to PCA and the Department to use any and all software that is either proprietary or which PCOA and/or Solutions is a licensee, unless prohibited by such license. In the event such a license is prohibited, PCOA and Solutions will use their best efforts to obtain a sublicense for PCA and the Department, at their sole cost and expense.

    5.   Office Space:

    PCOA and Solutions, as the case may be, shall continue to provide the Department, free of any charge or expense to the Department, with sufficient office space as may be reasonably required by the Department, from time to time, in order for the Department to carry out the intent and purpose of this Agreement and the Consent Order.

    6.   Access to Records:

    The Department shall have direct access to any and all records that PCA and/or Solutions and/or any other subsidiary of PCOA may have in its possession relating to PCA. Such information shall be made available, upon the request of Department, either in electronic form or otherwise. This information shall be made available to the Department notwithstanding the physical location of such information, (regardless of whether such information may be found in Miami, Orlando, South Carolina or any other location). Notwithstanding the provisions of this paragraph 6, no party to this Agreement shall be deemed to have waived any privileges to which they may be entitled by applicable law and which have not previously been waived.

    7.   Operational Matters:

    The following measures will be immediately implemented:

         a. INVESTMENT ACCOUNT CUSTODY - PCA shall provide to the Department daily transaction ledgers and confirmations received from brokerage and other investment accounts. Any transfers shall be authorized in writing by dual signature; one signature by a representative of the Department and one signature by a representative of PCA. No transfers from such accounts in excess of $500 thousand in any one day, whether individually or in the aggregate, shall be authorized without the prior written approval of the Department. Any individual transfers in excess of $500,000 shall require the prior written consent of the Department.

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         b.   OTHER BANK ACCOUNTS - The Department shall be a signatory for all checks, drafts and transfer instructions to be issued in respect of PCA accounts effective from and after the date of this Agreement in excess of $5,000. Monthly bank statements shall be provided to the Department unopened upon receipt and thereafter shall be promptly provided to an employee of PCA for reconciliation. Employees of PCA and the Department shall be joint signatories on all checking accounts of PCA. PCA shall provide daily check registers in respect of all bank accounts to the Department.

         c. PCA STOCK REGISTER, STOCK CERTIFICATES AND MINUTE BOOK - The originals shall be provided to the Department for custody. In the event that any stock certificates are being held by a third party for purposes of perfecting a security interest in the shares represented by such certificates, the identify of the holder of the certificates and their location shall be identified in writing to the Department.

         d. PCA LEASES - The originals of all leases to which PCA is a party shall be provided to the Department.

         e. INSURANCE - A copy of any and all insurance policies covering PCA real and personal properties shall be provided to the Department.

         f. CLAIMS MANAGEMENT - PCA and Solutions shall permit the Department direct access to all claims files.

         g. PREMIUM AND AGENTS' BALANCES - The Department shall have direct access to any and all PCA records regarding premiums and/or agents' balances.

         h. REINSURANCE RECOVERABLE - The Department shall have direct access to all PCA records with respect to any and all reinsurance recoverables on loss and loss adjustment expenses payments.

         i. SALVAGE AND SUBROGATION - The Department shall have direct access to all records of PCA concerning salvage and subrogation, and any settlements in respect thereof shall require the prior written consent of the Department.

    8.   Pending transactions:

    PCOA and PCA have informed the Department that they are currently soliciting for their consideration various proposals and agreements the effect of which are to guarantee the payment of all

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known and potential claims of PCA.  PCOA and PCA shall, contemporaneously with their distribution, submit to the Department any and all information distributed by PCOA, PCA or its agents as part of their formal solicitation process. Additionally, PCOA, PCA or its agents shall, contemporaneously with their receipt, submit to the Department any and all information (including but not limited to, reinsurance agreements, letter of intent and purchase and sale agreements) received by all or any one of them either in response to any such formal solicitation or otherwise. To the extent permitted by law, the Department shall treat all such information and documents as confidential pursuant to Section 624.82, Florida Statutes.

    Nothing contained in this Agreement shall be construed as waiving any right(s) that the Department may have pursuant to its statutory authority, including but not limited to, the approval of the structure of any such proposed transaction or of the parties thereto.

    9.   Reimbursement of costs and expenses:

    PCA shall be responsible for and shall reimburse the Department for any and all costs and expenses incurred by it with respect to this matter from and after May 1, 1997.

    10.  Bankruptcy:

    PCA stipulates and agrees that it is a domestic insurance company and that, consequently, it may not be a debtor under any chapter of the United States Bankruptcy Code. PCOA and PCA likewise stipulate that the filing by PCOA of a petition for relief under any chapter of the United States Bankruptcy Code shall not stay enforcement of the Consent Order against PCA, pursuant to 11 U.S.C. 362
(b) (4) and/or (b) (5), and the Department shall be entitled to an ex parte order annulling any such stay from the United States Bankruptcy Court where such petition for relief is filed, without necessity for any declaratory relief or any other adversary proceeding or contested matter. This provision shall not limit (i) the rights of any person other than PCA to petition for relief under said Code or (ii) the right of the Department to challenge whether any such person may be a debtor under any chapter of the United States Bankruptcy Code.

    11.  No Liability:

    The parties hereby acknowledge that the Department, in addition to its statutory immunities, shall have no liability of any kind with respect to the subject matter of this Agreement. Other than the duty of forbearance described in Paragraph 2 of this Agreement, the Department is under no obligation or duty to take any action whatsoever, legal or otherwise, with respect to this Agreement, and no implied duties or obligations shall be imposed upon the Department under this Agreement.

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    12.  Attorneys' Fees and Costs:

    If attorney's fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief based on this Agreement, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith, including costs on appeal.

    13.  Further Assurance:

    Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement.

    14.  Counterparts:

    This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

    15.  Entire Agreement:

    This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior written or oral agreements and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought.

    18.  Governing Law:

    This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Florida.

    19.  Paragraph Headings:

    The captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

    20.  Binding:

    The terms of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees and assigns.

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    21.  Assignment:

    Neither this Agreement nor any of the rights, interests and obligations hereunder may be assigned or delegated by PCOA, Solutions or PCA. This Agreement is not intended to and does not confer any rights or benefits to any person other than the parties hereto.

    22.  Termination:

    This Agreement shall terminate upon the earliest of (a) the express agreement of the parties to such effect or (b) appointment of a receiver for PCA.


    IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                             PCA PROPERTY AND CASUALTY INSURANCE
                             COMPANY

                             BY:__________________________________
                                Peter E. Kilissanly, its President and CEO


                             FLORIDA DEPARTMENT OF INSURANCE

                             BY:___________________________________
                                Suzanne K. Murphy, Deputy Insurance
                                Commissioner


                               JOINDER

    The undersigned, jointly and severally, hereby join in the execution of this Agreement for the purpose of:

    (i) signifying their agreement to be bound by the terms and conditions of this Agreement which require their joint or several performance; and,

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    (ii) signifying their agreement to perform in accordance with such terms and conditions:

                                  PHYSICIAN CORPORATION OF AMERICA

                                  BY:__________________________________
                                     E. Stanley Kardatzke, its Chairman
                                      and CEO


                                  PCA SOLUTIONS, INC.

                                  BY:__________________________________
                                     David L. Willis, its Vice President
                                      and CFO

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